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                     SECURITIES AND EXCHANGE COMMISSION
                           WASHINGTON, D.C. 20549

                              ---------------

                            AMENDMENT NO. 21 TO
                               SCHEDULE 14D-1
            TENDER OFFER STATEMENT PURSUANT TO SECTION 14(D)(1)
                   OF THE SECURITIES EXCHANGE ACT OF 1934

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                              AMP INCORPORATED
                         (NAME OF SUBJECT COMPANY)

                        PMA ACQUISITION CORPORATION
                        A WHOLLY OWNED SUBSIDIARY OF
                             ALLIEDSIGNAL INC.
                                  (BIDDER)

                      COMMON STOCK, WITHOUT PAR VALUE
          (INCLUDING THE ASSOCIATED COMMON STOCK PURCHASE RIGHTS)
                       (TITLE OF CLASS OF SECURITIES)

                                 031897101
                   (CUSIP NUMBER OF CLASS OF SECURITIES)

                          PETER M. KREINDLER, ESQ.
                             ALLIEDSIGNAL INC.
                             101 COLUMBIA ROAD
                        MORRISTOWN, NEW JERSEY 07692
                               (973) 455-5513

                              ----------------

        (NAME, ADDRESS AND TELEPHONE NUMBER OF PERSON AUTHORIZED TO
          RECEIVE NOTICES AND COMMUNICATIONS ON BEHALF OF BIDDERS)
                                 Copies to:
                           ARTHUR FLEISCHER, ESQ.
                  FRIED, FRANK, HARRIS, SHRIVER & JACOBSON
                             ONE NEW YORK PLAZA
                      NEW YORK, NEW YORK 10004 - 1980
                               (212) 859-8120


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     The Schedule 14D-1 filed by PMA  Acquisition  Corporation,  a Delaware corporation, a wholly owned subsidiary of AlliedSignal Inc., a Delaware corporation, in connection with its pending tender offer for up to 20,000,000 shares of common stock, without par value, of AMP Incorporated, a Pennsylvania corporation, is hereby amended as follows:



                 ITEM 11. MATERIAL TO BE FILED AS EXHIBITS.

(a)(50) Memorandum of Law in Support of Defendants' Cross-Motion for Partial Summary Judgment and in Opposition to the Motion of AMP Incorporated for Partial Summary Judgment in the Nature of a Declaratory Judgment, filed on September 18, 1998 in the District Court for the Eastern Distrist of Pennsylvania in AMP Incorporated v. AlliedSignal Inc. and PMA Acquisition Corporation (Civil Action No. 98-CV-4405).

(a)(51)   Materials   Relating  to  Parent's   Response  to  the  Company's
          Legislative Initative, dated September 21, 1998.

(a)(52) Memorandum in Support of AlliedSignal's Supplemental Motion for Summary Judgment and for an Immediatel Declaratory Judgment and Preliminary Injunction, filed on September 21, 1998 in the District Court for the Eastern District of Pennsylvania in AlliedSignal Inc. v. AMP Incorporated (Civil Action No. 98-CV-4058).


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                                 SIGNATURE

     After due inquiry and to the best of its knowledge and belief, each of the undersigned certifies that the information set forth in this statement is true, complete and correct.

Dated:  September 22, 1998

                                       PMA ACQUISITION CORPORATION


                                       By: /s/ Peter M. Kreindler
                                       ------------------------------
                                       Name: Peter M. Kreindler
                                        Title: Vice President, Secretary
                                               and Director

                                       ALLIEDSIGNAL INC.

                                       By: /s/ Peter M. Kreindler
                                       ------------------------------
                                       Name: Peter M. Kreindler
                                        Title: Senior Vice President,
                                               General Counsel and
                                               Secretary